FOR IMMEDIATE RELEASE:                                                                                                          Exhibit 99.1

                                             Stanley Furniture Company, Inc.

October 14, 2008                                                                                                                            Investor Contact:  Douglas I. Payne                  (276) 627-2157
                                                                                                                                                            Media Contact:      Karen McNeill                     (336) 884-8700

STANLEY FURNITURE ANNOUNCES
 THIRD QUARTER 2008 OPERATING RESULTS

STANLEYTOWN, VA, October 14, 2008/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) today reported sales and earnings for the third quarter of 2008.  Sales and earnings were within management’s guidance range provided in mid-July 2008.

Net sales of $54.5 million decreased 25.6% from the third quarter of 2007. Loss per share of $.34 compares to earnings of $.16 per share in the prior year quarter.   The current year quarter includes a charge of $.27 per share for costs related to the consolidation of two manufacturing facilities into one and other restructuring actions announced in the third quarter of 2008.

For the first nine months of 2008, net sales of $176.2 million decreased 18.4% from the comparable prior year period.  Loss per share for the first nine months of 2008 was $.24 compared to earnings of $.09 per share for the same period of 2007.  The 2008 period includes restructuring charges of $.29 per share and the 2007 period includes a pension termination charge of $.42 per share.

Year-to-date operating income was $3.0 million, or 1.7% of net sales, excluding pre-tax restructuring charges of $5.5 million.  This compares to operating income for the first nine months of 2007 of $9.8 million, or 4.5% of net sales, excluding the pre-tax pension termination charge of $6.6 million.  The decrease in operating income and margin resulted primarily from lower sales and production levels, higher raw material cost, and other inflationary cost increases. These factors were partially offset by higher average selling prices and cost reduction initiatives.

“Excluding restructuring charges, operating income was near a break-even level due to the significant decline in sales,” explained Albert L. Prillaman, Chairman and CEO.  “The manufacturing consolidation and other difficult moves we are making throughout our business are progressing on plan.  This restructuring will lower our costs going forward and position the business for success when demand eventually improves.  Meanwhile, we continued to generate positive cash flow and improve our already strong financial position in the third quarter.”

Year-to-date cash flow from operations was used to pay cash dividends of $3.1 million, make scheduled debt payments of $1.4 million, fund capital expenditures of $1.5 million and increase cash on hand by $5.1 million.  Working capital, excluding cash and current maturities of long-term debt, decreased to $53.8 million at the end of the third quarter of 2008 compared to $73.0 million at the end of the third quarter of 2007, primarily due to a decrease in inventories and accounts receivable reflecting lower sales.

Business Outlook

“Order rates over the last ten days have deteriorated significantly; however, we believe our mid-July guidance range for total year 2008 earnings before restructuring charges remains reasonable assuming there is some near term resolution of the credit crisis,” concluded Prillaman.  However, management now expects total charges for the restructuring and related activities announced in the third quarter for 2008 to range from $7 million to $9 million.  This represents an increase of $1 million from last quarter’s estimate to account for a severance payment due to the resignation of our former president. Approximately $5.2 million of these charges were recorded in the third quarter of 2008.  A portion of the remaining estimated charges may be recorded into 2009 depending upon the timing of the final disposition of assets associated with a plant closure.

Management anticipates offering guidance for 2009 in conjunction with reporting 2008 total year results in late January 2009.

Other Information
All earnings per share amounts are on a fully diluted basis.
Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market.  Manufacturing facilities are located in Stanleytown, Va. and Robbinsville, N.C.  Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, October 14, 2008 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through October 23, 2008) is (877) 660-6853, the account reference number is 275 and the conference number is 296735.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements.  These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include the cyclical nature of the furniture industry, business failures or loss of large customers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or other countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental compliance costs, extended business interruption at manufacturing facilities, and operational inefficiencies resulting from the consolidation, relocation and disposal costs relating to facilities and equipment at the Lexington, N.C. production facility and severance costs relating to reduction of associates.  Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)

	Three Months		Nine Months
	Ended		Ended
	Sept 27,	Sept 29,	Sept 27,	Sept 29,
	2008	2007	2008	2007

Net sales	$54,483	$73,181	$176,165	$216,011

Cost of sales	49,493	60,432	150,394	176,128

Gross profit	4,990	12,749	25,771	39,883

Selling, general and administrative expenses	10,606	9,608	28,358	30,116
Pension termination charge				6,605
Operating income	(5,616)	3,141	(2,587)	3,162

Other income, net	(22)	79	215	187
Interest income	158	139	516	325
Interest expense	957	955	2,807	2,299

Income before income taxes	(6,437)	2,404	(4,663)	1,375

Income taxes	(2,948)	769	(2,154)	440

Net income	$(3,489)	$1,635	$(2,509)	$935

Earnings per share:

Diluted earnings per share	$(0.34)	$0.16	$(0.24)	$0.09

Weighted average shares outstanding:

Diluted	10,332	10,503	10,332	10,744

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months		Nine Months
	Ended		Ended
	Sept 27,	Sept 29,	Sept 27,	Sept 29,
	2008	2007	2008	2007

Reconciliation of operating income as reported to
operating income as adjusted:

Operating income as reported	$(5,616)	$3,141	$(2,587)	$3,162
Pension termination charge				6,605
Restructuring charge	5,202		5,539
Operating income as adjusted	$(414)	$3,141	$2,952	$9,767

Percentage of net sales:
Operating income as reported	(10.3)%	4.3%	(1.5)%	1.5%
Pension termination charge				3.0%
Restructuring charge	9.5%		3.2%
Operating income as adjusted	(0.8)%	4.3%	1.7%	4.5%

Reconciliation of net income as reported to net income adjusted:

Net income as reported	$(3,489)	$1,635	$(2,509)	$935
Pension termination charge				4,491
Restructuring charge	2,794		2,980
Net income as adjusted	$(695)	$1,635	$471	$5,426

Reconciliation of Earnings per share (EPS) as reported to Earnings per share adjusted:

EPS as reported	$(0.34)	$0.16	$(0.24)	$0.09
Pension termination charge	.			0.42
Restructuring charge	0.27		0.29
EPS as adjusted	$(0.07)	$0.16	$0.05	$0.51

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	Sept 27,	Sept 29,	Dec 31,
	2008	2007	2007

Assets
Current assets:
Cash	$36,739	$15,264	$31,648
Accounts receivable, net	25,127	35,270	25,393
Inventories	47,546	62,338	58,086
Prepaid expenses and other current assets	3,457	1,513	1,767
Deferred income taxes	3,656	3,357	3,381

Total current assets	116,525	117,742	120,275

Property, plant and equipment, net	37,525	47,662	43,898
Goodwill	9,072	9,072	9,072
Other assets	1,058	969	486

Total assets	$164,180	$175,445	$173,731

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$1,429	$2,857	$1,428
Accounts payable	12,103	17,432	16,106
Accrued expenses	13,850	12,044	10,889

Total current liabilities	27,382	32,333	28,423

Long-term debt	27,857	29,286	29,286
Deferred income taxes	3,078	6,475	4,824
Other long-term liabilities	8,220	8,430	8,347

Stockholders' equity	97,643	98,921	102,851

Total liabilities and stockholders' equity	$164,180	$175,445	$173,731

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Nine Months Ended
	Sept 27,	Sept 29,
	2008	2007
Cash flows from operating activities:
Cash received from customers	$176,259	$212,857
Cash paid to suppliers and employees	(160,516)	(204,407)
Interest paid, net	(2,143)	(1,488)
Income taxes paid, net	(4,046)	(3,537)
Net cash provided by operating activities	9,554	3,425

Cash flows from investing activities:
Capital expenditures	(1,485)	(3,206)
Other, net		(28)
Net cash used by investing activities	(1,485)	(3,234)

Cash flows from financing activities:
Proceeds from senior notes		25,000
Repayment of senior notes	(1,429)	(1,428)
Purchase and retirement of common stock		(13,557)
Dividends paid	(3,099)	(3,161)
Proceeds from insurance policy loans	1,550	1,386
Tax benefit from exercise of stock options		32
Proceeds from exercise of stock options		532
Net cash provided (used) by financing activities	(2,978)	8,804

Net increase in cash	5,091	8,995
Cash at beginning of period	31,648	6,269

Cash at end of period	$36,739	$15,264

Reconciliation of net income to
net cash provided by operating activities:
Net income	$(2,509)	$935

Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	7,517	4,562
Pension termination		5,002
Deferred income taxes	(2,021)	(2,290)
Stock-based compensation	329	492
Tax benefit from exercise of stock options		(32)
Other	27	194
Changes in working capital	6,688	(5,535)
Other assets	(334)	(308)
Other long-term liabilities	(143)	405
Net cash provided by operating activities	$9,554	$3,425